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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                    _____________

                                       FORM 8-K/A

                                    CURRENT REPORT



                        Pursuant to Section l3 or l5(d) of the
                           Securities Exchange Act of l934


            Date of Report (Date of earliest event reported)  JUNE 3, 1997
                                                              ------------

                               VISUAL EDGE SYSTEMS INC.
                ------------------------------------------------------
                (Exact name of registrant as specified in its charter)



    DELAWARE                      0-20995                13-377-8895
   ---------------------------------------------------------------------
(State of other juris-           (Commission          (I.R.S. Employer
diction of incorporation)        File Number)        Identification No.)



    2424 NORTH FEDERAL HIGHWAY, SUITE 100, BOCA RATON, FL         33431
   ----------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)


                                 (561) 750-7559
                              -------------------
             (Registrant's telephone number, including area code)

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Item 5.  OTHER EVENTS

    As of June 3, 1997, Visual Edge Systems Inc. (the "Company"), Greg Norman ("Norman") and Great White Shark Enterprises, Inc. executed an amendment (the "Amendment") to the License Agreement, dated as of March 1, 1995 (the "Agreement"), pursuant to which Norman granted to the Company a worldwide license (the "Greg Norman License") to use his name, likeness, endorsement and certain trademarks in connection with the production and promotion of the Company's ONE-ON-ONE WITH GREG NORMAN personalized video golf lessons. Norman and the Company have agreed to restructure the terms of the payments due to Norman under the Agreement by: (i) altering the character of the payments such that Norman will receive $1,020,000 of his royalties in shares of the Company's Common Stock, rather than cash as was originally contemplated by the Agreement;
(ii) changing the schedule of the payments such that they will be paid to Norman over a period of time from January 1998 through April 2000; and (iii) granting to Norman 25,000 options to purchase shares of the Company's Common Stock at an exercisable price of $10.00 per share.


    Prior to the execution of the Amendment, the Agreement provided that the continued use of the Greg Norman License by the Company was conditioned upon guaranteed payments to Norman aggregating $3.3 million during the three-year period commencing July 1, 1996, which would be applied against a royalty equal to 8% of the Company's Net Revenues from product sales. "Net Revenues" is defined in the Agreement as revenues less costs associated with discounts, allowances, payments to golf clubs, driving ranges or golf professionals, sales tax and returns, not to exceed 20% of product sales. Pursuant to the Agreement, the Company has paid Norman $600,000 to date, and was required to make payments aggregating $1,000,000 and $1,700,000, respectively, during each of the years commencing July 1, 1997 and 1998, regardless of whether the Company derived any revenues from product sales. Such annual payments were payable on a quarterly basis.

     The Amendment restructures the payments to Norman by: (i) deferring the date that the next payment is due from July 1, 1997 until January 1, 1998; (ii) extending the date that the last payment is due from April 1, 1999 until April 1, 2000; and (iii) providing that a portion of the payments will be in shares of the Company's Common Stock (rather than cash payments as contemplated by the Agreement) in accordance with the following schedule:

                                                 COMMON STOCK
PAYMENT DATE                 CASH PAYMENT        PAYMENT (SHARES)

July 1, 1997                 $          0              0

October 1, 1997              $          0              0

January 1, 1998              $    140,000          6,000

April 1, 1998                $    140,000          6,000

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July 1, 1998                 $    210,000          9,000

October 1, 1998              $    210,000          9,000

January 1, 1999              $    300,000         12,000

April 1, 1999                $    300,000         12,000

July 1, 1999                 $    300,000         12,000

October 1, 1999              $    300,000         12,000

January 1, 2000              $    240,000         12,000

April 1, 2000                $    240,000         12,000
                                ---------        -------

TOTAL:                         $2,980,000        102,000 shares

    For the purposes of calculating the royalties payable to Norman, the Common Stock issued to Norman by the Company will be valued at $10.00 per share regardless of the actual market price of the Common Stock at the time of payment. Any royalties earned by Norman pursuant to the Amendment that are in excess of the fees as scheduled above are to be paid in cash.

    After the initial term, which ends on June 30, 2000, the Company has the option to renew the Agreement for two additional five-year periods (each five-year period, a "Renewal Term"). The guaranteed fee to Norman in the first year of the first Renewal Term will be $1,300,000, increasing by $100,000 each successive year thereafter; all such fees will be payable in cash, in equal quarterly installments.

    The Company has agreed to register all Common Stock issued to Norman pursuant to the Amendment under the Securities Act of 1933, as amended.

    The 25,000 options to purchase shares of the Company's Common Stock, at an exercise price of $10.00 per share, vest immediately and are exercisable at Norman's discretion at any time prior to their expiration on June 30, 2000.

(c) Exhibits

    99.1 Amendment to License Agreement, dated as of June 3, 1997, by and among Greg Norman, Great White Shark Enterprises, Inc. and Visual Edge Systems Inc.

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                                      SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                      VISUAL EDGE SYSTEMS INC.    (Registrant)
                   -------------------------------

                   By:  /s/ EARL T. TAKEFMAN
                        --------------------------
                          Earl T. Takefman
                          Chief Executive Officer



Date:  June 27, 1997

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                                    EXHIBIT INDEX

    NO.

    99.1 Amendment to License Agreement, dated as of June 3, 1997, by and among Greg Norman, Great White Shark Enterprises, Inc. and Visual Edge Systems Inc.